Exhibit 10.3

NFL PLAYER CONTRACT

THIS CONTRACT is between Arian Foster, hereinafter “Player,” and Houston NFL Holdings, L.P., a Delaware corporation (limited partnership) (partnership), hereinafter “Club” operating under the name of the Houston Texans as a member of the National Football League, hereinafter “League.” In consideration of the promises made by each to the other, Player and Club agree as follows:

1.                                      TERM.  This contract covers 5 football season(s), and will begin on the date of execution or March 1, 2012, whichever is later, and end on February 28 or 29, 2017, unless extended, terminated, or renewed as specified elsewhere in this contract.

2.                                      EMPLOYMENT AND SERVICES.  Club employs Player as a skilled football player. Player accepts such employment. He agrees to give his best efforts and loyalty to the Club, and to conduct himself on and off the field with appropriate recognition of the fact that the success of professional football depends largely on public respect for and approval of those associated with the game. Player will report promptly for and participate fully in Club’s official mandatory mini-camp(s), official preseason training camp, all Club meetings and practice sessions, and all pre-season, regular season, and post-season football games scheduled for or by Club. If invited, Player will practice for and play in any all-star football game sponsored by the League. Player will not participate in any football game not sponsored by the League unless the game is first approved by the League.

3.                                      OTHER ACTIVITIES.  Without prior written consent of the Club, Player will not play football or engage in activities related to football otherwise than for Club or engage in any activity other than football which may involve a significant risk of personal injury. Player represents that he has special, exceptional and unique knowledge, skill, ability, and experience as a football player, the loss of which cannot be estimated with any certainty and cannot be fairly or adequately compensated by damages. Player therefore agrees that Club will have the right, in addition to any other right which Club may possess, to enjoin Player by appropriate proceedings from playing football or engaging in football-related activities other than for Club or from engaging in any activity other than football which may involve a significant risk of personal injury.

4.                                      PUBLICITY AND NFLPA GROUP LICENSING PROGRAM.  (a) Player grants to Club and the League, separately and together, the authority to use his name and picture for publicity and the promotion of NFL Football, the League or any of its member clubs in newspapers, magazines, motion pictures, game programs and roster manuals, broadcasts and telecasts, and all other publicity and advertising media, provided such publicity and promotion does not constitute an endorsement by Player of a commercial product. Player will cooperate with the news media, and will participate upon request in reasonable activities to promote the Club and the League. Player and National Football League Players Association, hereinafter “NFLPA,” will not contest the rights of the League and its member clubs to telecast, broadcast, or otherwise transmit NFL Football or the right of NFL Films to produce, sell, market, or distribute football game film footage, except insofar as such broadcast, telecast, or transmission of footage is used in any commercially marketable game or interactive use. The League and its member clubs, and Player and the NFLPA, reserve their respective rights as to the use of such broadcasts, telecasts or transmissions of footage in such games or interactive uses, which shall be unaffected by this subparagraph.

(b)                                 Player hereby assigns to the NFLPA and its licensing affiliates, if any, the exclusive right to use and to grant to persons, firms, or corporations (collectively “licensees”) the right to use his name, signature facsimile, voice, picture, photograph, likeness, and/or biographical information (collectively “image”) in group licensing programs. Group licensing programs are defined as those licensing programs in which a licensee utilizes a total of six (6) or more NFL player images on or in conjunction with products, (including, but not limited to, trading cards, clothing, videogames. computer games, collectibles, internet sites, fantasy games, etc.) that arc sold at retail or used as promotional or premium items. Player retains the right to grant permission to a licensee to utilize his image if that licensee is not concurrently utilizing the images of five (5) or more other NFL player on products that are sold at retail or are used as promotional or premium items. If Player’s inclusion in a particular NFLPA program is precluded by an individual exclusive endorsement agreement, and Player provides the NFLPA with timely written notice of that preclusion, the NFLPA will exclude Player from that particular program. In consideration for this assignment of rights, the NFLPA will use the revenues it receives from group licensing programs to support the objectives as set forth in the By-laws of the NFLPA. The NFLPA will use its best efforts to promote the use of NFL player images in group licensing programs, to provide group licensing opportunities to all NFL players, and to ensure that no entity utilizes the group licensing rights granted to the NFLPA without first obtaining a license from the NFLPA. This subparagraph (b) shall be construed under Virginia law without reference to conflicts of law principles. The assignment in this paragraph shall expire on December 31 of the later of (a) the third year following the execution of this contract, or (b) the year in which this contract expires. Neither Club nor the League is a party to the terms of this paragraph, which is included herein solely for the administrative convenience and benefit of Player and the NFLPA. The terms of this subparagraph apply unless, at the time of execution of this contract, Player indicates by striking out this subparagraph (b) and marking his initials adjacent to the stricken language his intention not to participate in the NFLPA Group Licensing Program. Nothing in this subparagraph shall be construed to supersede or any way broaden, expand, detract from, or otherwise alter in any way whatsoever, the rights of NFL Properties, Inc. as permitted under Article V (Union Security), Section 4 of the 1993 Collective Bargaining Agreement.

5.                                      COMPENSATION.  For performance of Player’s services and all other promises of Player, Club will pay Player a yearly salary as follows:

$5,000,000 for the 2012 season;

$5,250,000 for the 2013 season;

$5,750,000 for the 2014 season;

$6,000,000 for the 2015 season;

$6,500,000 for the 2016 season.

In addition, Club will pay Player such earned performance bonuses as may be called for in this contract; Player’s necessary traveling expenses from his residence to training camp; Player’s reasonable board and lodging expenses during pre-season training and in connection with playing pre-season, regular season, and post-season football games outside Club’s home city; Player’s necessary traveling expenses to and from pre-season, regular season, and post-season football games outside Club’s home city; Player’s necessary traveling expenses to his residence if this contract is terminated by Club; and such additional compensation, benefits, and reimbursement of expenses as may be called for in any collective bargaining agreement in existence during the term of this contract. (For purposes of this contract, a collective bargaining agreement will be deemed to be in existence” during its stated term or during any period for which the parties to that agreement agree to extend it.)

6.                                      PAYMENT.  Unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise, Player will be paid 100% of his yearly salary under this contract in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by Club in each season. Unless this contract specifically provides otherwise, if this contract is executed or Player is activated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi-weekly portions of his yearly salary becoming due and payable after he is activated. Unless this contract specifically provides otherwise, if this contract is terminated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi-weekly portions of his yearly salary having become due and payable up to the time of termination.

7.                                      DEDUCTIONS.  Any advance made to Player will be repaid to Club, and any properly levied Club fine or Commissioner fine against Player will be paid, in cash on demand or by means of deductions from payments coming due to the Player under this contract, the amount of such deductions to be determined by Club unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise.

8.                                      PHYSICAL CONDITION.  Player represents to Club that he is and will maintain himself in excellent physical condition. Player will undergo a complete physical examination by the Club physician upon Club request, during which physical examination Player agrees to make full and complete disclosure of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the Club physician about such condition. If Player fails to establish or maintain his excellent physical condition to the satisfaction of the Club physician, or make the required full and complete disclosure and good faith responses to the Club physician, then Club may terminate this contract.

9.                                      INJURY.  Unless this contract specifically provides otherwise, if Player is injured in the performance of his services under this contract and promptly reports such injury to the Club physician or trainer, then Player will receive such medical and hospital care during the term of this contract as the Club physician may deem necessary, and will continue to receive his yearly salary for so long, during the season of injury only and for no subsequent period covered by this contract, as Player is physically unable to perform the services required of him by this contract because of such injury. If Player’s injury in the performance of his services under this contract results in his death, the unpaid balance of his yearly salary for the season of injury will be paid to his stated beneficiary, or in the absence of a stated beneficiary, to his estate.

10.                               WORKERS’ COMPENSATION.  Any compensation paid to Player under this contract or under any collective bargaining agreement in existence during the term of this contract for a period during which he is entitled to workers’ compensation benefits by reason of temporary total, permanent total, temporary partial, or permanent partial disability will be deemed an advance payment of workers’ compensation benefits due Player, and Club will be entitled to be reimbursed the amount of such payment out of any award of workers’ compensation.

11.                               SKILL, PERFORMANCE AND CONDUCT.  Player understands that he is competing with other players for a position on Club’s roster within the applicable player limits. If at any time, in the sole judgement of Club, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, or if Player has engaged in personal conduct reasonably judged by Club to adversely affect or reflect on Club, then Club may terminate this contract. In addition, during the period any salary cap is legally in effect, this contract may be terminated if, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players who Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room.

12.                               TERMINATION.  The rights of termination set forth in this contract will be in addition to any other rights of termination allowed either party by law. Termination will be effective upon the giving of written notice, except that Player’s death, other than as a result of injury incurred in the performance of his services under this contract, will automatically terminate this contract. If this contract is terminated by Club and either Player or Club so requests, Player will promptly undergo a complete physical examination by the Club physician.

13.                               INJURY GRIEVANCE.  Unless a collective bargaining agreement in existence at the time of termination of this contract by Club provides otherwise, the following injury grievance procedure will apply: If Player believes that at the time of termination of this contract by

Club he was physically unable to perform the services required of him by this contract because of an injury incurred in the performance of his services under this contract, Player may, within 60 days after examination by the Club physician, submit at his own expense to examination by a physician of his choice. If the opinion of Player’s physician with respect to his physical ability to perform the services required of him by this contract is contrary to that of the Club’s physician, the dispute will be submitted within a reasonable time to final and binding arbitration by an arbitrator selected by Club and Player or, if they are unable to agree, one selected in accordance with the procedures of the American Arbitration Association on application by either party.

14.                               RULES.  Player will comply with and be bound by all reasonable Club rules and regulations in effect during the term of this contract which are not inconsistent with the provisions of this contract or of any collective bargaining agreement in existence during the term of this contract. Player’s attention is also called to the fact that the League functions with certain rules and procedures expressive of its operation as a joint venture among its member clubs and that these rules and practices may affect Player’s relationship to the League and its member clubs independently of the provisions of this contract.

15.                               INTEGRITY OF GAME.  Player recognizes the detriment to the League and professional football that would result from impairment of public confidence in the honest and orderly conduct of NFL games or the integrity and good character of NFL players. Player therefore acknowledges his awareness that if he accepts a bribe or agrees to throw or fix an NFL game; fails to promptly report a bribe offer or an attempt to throw or fix an NFL game; bets on an NFL game; knowingly associates with gamblers or gambling activity; uses or provides other players with stimulants or other drugs for the purpose of attempting to enhance on-field performance; or is guilty of any other form of conduct reasonably judged by the League Commissioner to be detrimental to the League or professional football, the Commissioner will have the right, but only after giving Player the opportunity for a hearing at which he may be represented by counsel of his choice, to fine Player in a reasonable amount; to suspend Player for a period certain or indefinitely; and/or to terminate this contract.

16.                               EXTENSION.  Unless this contract specifically provides otherwise, if Player becomes a member of the Armed Forces of the United States or any other country, or retires from professional football as an active player, or otherwise fails or refuses to perform his services under this contract, then this contract will be tolled between the date of Player’s induction into the Armed Forces, or his retirement, or his failure or refusal to perform, and the later date of his return to professional football. During the period this contract is tolled, Player will not be entitled to any compensation or benefits. On Player’s return to professional football, the term of this contract will be extended for a period of time equal to the number of seasons (to the nearest multiple of one) remaining at the time the contract was tolled. The right of renewal, if any, contained in this contract will remain in effect until the end of any such extended term.

17.                               ASSIGNMENT.  Unless this contract specifically provides otherwise, Club may assign this contract and Player’s services under this contract to any successor to Club’s franchise or to any other Club in the League. Player will report to the assignee Club promptly upon being informed of the assignment of his contract and will faithfully perform his services under this contract. The assignee club will pay Player’s necessary traveling expenses in reporting to it and will faithfully perform this contract with Player.

18.                               FILING.  This contract will be valid and binding upon Player and Club immediately upon execution. A copy of this contract, including any attachment to it, will be filed by Club with the League Commissioner within 10 days after execution. The Commissioner will have the right to disapprove this contract on reasonable grounds, including but not limited to an attempt by the parties to abridge or impair the rights of any other club, uncertainty or incompleteness in expression of the parties’ respective rights and obligations, or conflict between the terms of this contract and any collective bargaining agreement then in existence. Approval will be automatic unless, within 10 days after receipt of this contract in his office, the Commissioner notifies the parties either of disapproval or of extension of this 10-day period for purposes of investigation or clarification pending his decision. On the receipt of notice of disapproval and termination, both parties will be relieved of their respective rights and obligations under this contract.

19.                               DISPUTES.  During the term of any collective bargaining agreement, any dispute between Player and Club involving the interpretation or application of any provision of this contract will be submitted to final and binding arbitration in accordance with the procedure called for in any collective bargaining agreement in existence at the time the event giving rise to any such dispute occurs.

20.                               NOTICE.  Any notice, request, approval or consent under this contract will be sufficiently given if in writing and delivered in person or mailed (certified or first class) by one party to the other at the address set forth in this contract or to such other address as the recipient may subsequently have furnished in writing to the sender.

21.                               OTHER AGREEMENTS.  This contract, including any attachment to it, sets forth the entire agreement between Player and Club and cannot be modified or supplemented orally. Player and Club represent that no other agreement, oral or written, except as attached to or specifically incorporated in this contract, exists between them. The provisions of this contract will govern the relationship between Player and Club unless there are conflicting provisions in any collective bargaining agreement in existence during the term of this contract, in which case the provisions of the collective bargaining agreement will take precedence over conflicting provisions of this contract relating to the rights or obligations of either party.

22.                               LAW.  This contract is made under and shall be governed by the laws of the State of Texas.

23.                               WAIVER AND RELEASE.  Player waives and releases any claims that he may have arising out of, related to, or asserted in the lawsuit entitled White v. National Football League, including, but not limited to, any such claim regarding past NFL Rules, the College Draft, Plan B, the first refusal/compensation system, the NFL Player Contract, pre-season compensation, or any other term or condition of employment, except any claims asserted in Brown v. Pro Football, Inc. This waiver and release also extends to any conduct engaged in pursuant to the Stipulation and Settlement Agreement in White (“Settlement Agreement”) during the express term of that Settlement Agreement or any portion thereof. This waiver and release shall not limit any rights Player may have to performance by the Club under this Contract or Player’s rights as a member of the White class to object to the Settlement Agreement during its review by the court in Minnesota. This waiver and release is subject to Article XIV (NFL Player Contract), Section 3(c) of the 1993 Collective Bargaining Agreement (CBA).

24.                               OTHER PROVISIONS.  (a) Each of the undersigned hereby confirms that (i) this Contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether expressed or implied, oral or writen, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to the NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, either during the term of this contract or thereafter.

(b)                                 Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules of the Settlement Agreement took place with respect to this contract. Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the Stipulation and Settlement Agreement in White v. NFL, including but not limited to the Rookie Pool and Salary Cap provisions; however, any conduct permitted by the CBA and/or the Settlement Agreement shall not be considered a violation of this confirmation.

(c)                                  The Club further confirms that any information regarding the negotiation of this contract that it provided to the Neutral Verifier was, at the time the information was provided, true and correct in all material respects.

25.                               SPECIAL PROVISIONS.

See Attachments

THIS CONTRACT is executed in six (6) copies. Player acknowledges that before signing this contract he was given the opportunity to seek advice from or be represented by persons of his own selection.

/s/ Arian Foster
PLAYER Arian Foster	CLUB Houston Texans

/s/ Christian Olsen
Home Address	By	Christian Olsen
Vice President of Football Administration
	Club Address	Two Reliant Park
Houston TX 77054
Telephone Number

3/6/12	3/6/12
Date	Date

/s/ Michael McCartney
PLAYER’S CERTIFIED AGENT Michael McCartney Priority Sports & Entertainment
Address 325 N. LaSalle Street Suite 650 Chicago, IL 60654
Telephone Number (312) 664-7700
Date 3-6-12

Copy Distribution:	White-League Office Blue-Management Council	Yellow-Player Gold-NFLPA	Green-Member Club Pink–Player Agent

ATTACHMENT TO
NFL PLAYER CONTRACT (“CONTRACT”) BETWEEN
ARIAN FOSTER (“PLAYER”)
AND
HOUSTON TEXANS (“CLUB”)
2012-2016

26.                               Additional Player Services.

As additional consideration for the compensation provided to Player in the Contract, Player agrees to provide Club with certain promotional services as requested by Club from time to time for no additional compensation, including without limitation:

(a)           Player agrees to perform up to a maximum of four (4) hours of service on the Houston Texans Internet Web Site (www.houstontexans.com), (or such other site as may be designated by Club) each month during the term of the Contract. Club and Player will mutually agree on dates and times of service.

(b)           Player agrees to fulfill a minimum of eight (8) charitable or public relations/ promotion-related requests for Club during each League Year, provided Club makes the request with reasonable notice to Player and Player does not have any conflict with the date and time of the request. Player will make reasonable efforts to accommodate Club’s requests. These requests may include, but are not limited to, speaking engagements and personal appearances as a representative of Club.

(c)           Player agrees to autograph items and memorabilia for Club charitable or public relations/promotional use as reasonably requested by appropriate Club officials.

27.                               Media and Marketing.

(a)           During the term of the Contract, Club and Player agree to work and cooperate with one another in good faith with respect to all Club media and marketing activities. To that end:

(i)            If Player is offered an opportunity to sponsor or endorse a product, service or entity, Player will give Club notice of such offer. If a Substantial Club Sponsor in the applicable category offers Player an opportunity to sponsor or endorse its products, services or entity, and all compensation and other benefits as between the other offer and the offer made by the Substantial Club Sponsor are equal or substantially and materially similar, Player agrees to give greater favor to the Substantial Club Sponsor (which term shall include any sponsor in one of the Designated Categories listed on Exhibit A attached hereto).

(ii)           If Player is offered a media opportunity (such as a regularly-scheduled program, show or similar opportunity on television, radio or the Internet (or other interactive media) or similar media, Player will give Club notice of such offer. If a Club Media Partner offers Player a similar media opportunity and all compensation and other benefits as between the other offer and the offer made by Club Media Partner (which term shall include any Club radio, television or other media entity that carries or broadcasts Club’s games or programs/specials) are equal or substantially and materially similar, Player agrees to give greater favor to Club Media Partner.

(iii)          Player agrees to work proactively and cooperate with Club to reach agreements with respect to Substantial Club Sponsors and Club Media Partners on a commercially reasonable basis prior to commencing discussions with any competitors of such Substantial Club Sponsor or Club Media Partner. Club will use its commercially reasonable efforts to ensure that Player receives competitive compensation and other benefits so that all such compensation and benefits will be equal or substantially and materially similar to competitive market arrangements.

(b)           Notwithstanding the foregoing, this marketing limitation shall not apply with respect to any current sponsorship or endorsement arrangement of Player in effect as of the date of the Contract, which sponsorships and endorsements are listed on Exhibit A attached hereto and shall continue until termination or expiration by their terms.

(c)           In no event shall Player be obligated to do any such marketing or media activity not in his best interest as objectively and reasonably advised by his marketing representative or legal counsel.

(d)           Player agrees to refrain from engaging in any marketing or media activity, other than through Club, that would reasonably infer Club’s sponsorship or endorsement of such activity, including without limitation, use of Club’s name, logo, mark, color or other symbol identifying Club.

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

2012-2016 ATTACHMENT (continued)

(e)           Player’s obligations hereunder shall be subject to the provisions of the NFL Group Licensing Program.

28.                               Governing Law and Jurisdiction.

Further to Paragraph 22 of this Contract and subject in all respects to Article 41 and Article 70, Section 1 of the Collective Bargaining Agreement (“CBA”), dated August 4, 2011, with respect to Governing Law, the parties agree that any dispute, claim or cause of action under this Contract concerning rights and liabilities arising from the Player-Club relationship or arising out of or related to this Contract (a “dispute”) shall be governed by and construed in accordance with the laws of the State of Texas, including without limitation, workers’ compensation disputes. Club and Player agree that jurisdiction of all workers’ compensation claims and other matters related to workers’ compensation, including but not limited to the matters recited in Paragraph 10 of this Contract, and including all issues of law, issue of fact and matters related to workers’ compensation benefits, shall be exclusively determined by the Workers’ Compensation Division of the Texas Department of Insurance and exclusively decided in accordance with the internal laws of the State of Texas, as set forth in the Texas Labor Code, Title 5, Workers’ Compensation, including, without limitation, Section 406.095, without resort to choice of law rules, regardless of the location or situs of the injury giving rise to the dispute. Player acknowledges and understands his right to bring claims for workers’ compensation in multiple jurisdictions, but hereby elects the State of Texas as the sole jurisdiction for resolving his workers’ compensation claims against Club. Player acknowledges that he has received compensation for his knowing waiver of his right to bring such claims in jurisdictions other than Texas. In addition, Club and Player agree that this Contract calls for performance in Harris County, Texas, and further agree that jurisdiction and venue for any and all disputes shall lie exclusively in the State Courts of Harris County, Texas. This Paragraph shall survive termination or expiration of this Contract as respects Club.

This Paragraph shall have no application to any injury sustained by Player after this Contract is assigned by waivers or trade to another club domiciled out of the State of Texas.

29.                               Insurable Interest.

Club has an insurable interest in Player, and Player agrees to cooperate reasonably with Club in all matters pertaining to that interest, including taking a physical examination for insurance purposes.

30.                               Tax Ramifications.

Club, Player, and Player Representative acknowledge and agree that (a) none of the NFL, its member Clubs, the NFLMC, or any of their advisors or affiliates have any responsibility to provide the NFLPA, any player, or any of their advisors or affiliates with tax advice; (b) the NFLPA does not have any responsibility to provide the NFL, any of its member Clubs, the NFLMC, or any of their advisors or affiliates with tax advice; and (c) the NFLPA does not have any responsibility to provide Player, Player representative, or any of their advisors or affiliates with tax advice. Club does not assume any responsibility with respect to any income, employment, or other tax incurred by Player and Player does not assume any responsibility with respect to any income, employment, or other tax incurred by Club under this Contract.

31.                               Automatic Conversions.

Player and Club agree that on one or more occasions and at any time during the duration of this Contract, Club shall have the option to (i) convert a portion of Player’s 2012, 2013, 2014, 2015 and/or 2016 Paragraph 5 Salary into Signing Bonus, or (ii) convert part or all of the Roster Bonus(es), if any, set forth in this Contract into Signing Bonus. If Club exercises its option(s) to convert such Paragraph 5 Salary and/or Roster Bonus(es) as provided herein, Club shall use the same form of “Signing Bonus Addendum” as the Signing Bonus Addendum of even date herewith between Player and Club except that (i) such converted Paragraph 5 Salary shall be payable in 17 equal weekly installments over the ensuing Regular Season and (ii) such converted Roster Bonus(es) shall be payable within 10 days after the applicable Roster Bonus was originally to be paid. Player agrees to execute superseding NFL Player Contract(s) effecting the conversion(s) without receiving any additional consideration from Club.

Player further agrees that the conversion(s) itself (or themselves), if effected, shall constitute valuable and adequate consideration for Player’s agreement to execute the new NFL Player Contract(s) and that Player shall be in default under the terms and conditions of this Contract if he refuses or fails to promptly execute the new NFL Player Contract(s) after requested by Club.

32.                               Representation and Warranty.

By signing this Contract, Player hereby represents and warrants, as of the date of his signature, except as otherwise disclosed to Club, that he has (1) not been charged with, indicted for, convicted of or pled nolo contendere to any felony and/or misdemeanor involving fraud or moral turpitude, and (2) not engaged in conduct which could subject him to a charge, indictment or conviction of any such offense. Player acknowledges and agrees his full and complete disclosure to Club of all information related to this representation and

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

2012-2016 ATTACHMENT (continued)

warranty has been relied upon by Club and is a condition precedent and material inducement to Club’s entering into this Contract and Club’s payment to Player of any amounts hereunder.

33.                               2012 One Year Conditional Full Paragraph 5 Skill, Injury, and Salary Cap Guarantee (“2012 Guarantee”).

Despite any contrary language in this Contract, Club agrees that for the 2012 League Year only, Club will pay Player Five Million and No/100 Dollars ($5,000,000.00) of the Five Million and No/100 Dollars ($5,000,000.00) salary provided in Paragraph 5, despite the fact that Player’s Contract is terminated via the NFL waiver system (i) because, in Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster; and/or (ii) if due to a NFL football related injury or death suffered while performing services pursuant to the Contract, Player is unable, in the sole discretion of Club’s physician, to pass Club’s preseason physical examination for the 2012 League Year as a result of such injury and/or (iii) due to Club’s determination to create room for “Salary Cap” purposes (in any year in which a salary cap is in effect). The 2012 Guarantee by Club will not apply in any year after 2012, regardless of whether Player is, as of this date, under contract or option to Club for a subsequent year, and regardless of whether Player passes Club’s physical examination for a year subsequent to 2012.

Player shall be in default of his obligations under this Paragraph if in the 2012 League Year (a) Player, without the prior written consent of Club’s Head Coach or General Manager, fails or refuses to report to Club or fails to practice with or play for Club or leaves Club for any reason whatsoever (other than Player’s injury (or death resulting therefrom) suffered while performing services under the Contract), including, but not limited to, (i) Player’s retirement; (ii) Player’s incarceration; (iii) Player’s injury or disability resulting from his breach of Paragraph 3 of the Contract or as a result of his participating in hazardous activities which involve a significant risk of personal injury and are non-football in nature, including, without limitation, water or snow skiing, surfing, hang gliding, bungee jumping, scuba diving, sky diving, rock or mountain climbing, race car driving as driver or passenger, riding a motorcycle, motor bike, all-terrain or similar vehicle as driver or passenger, travel on or flight in any test or experimental aircraft, or serving as a pilot or crew member on any flight; and (iv) Player’s suspension by the NFL or Club for Conduct Detrimental or for violating any of the NFL’s disciplinary policies or programs, specifically including the NFL Personal Conduct Policy but specifically excluding the NFL Policy and Program for Substances of Abuse and the NFL Policy on Anabolic Steroids and Related Substances, or (b) Player materially breaches any provision of this Contract, including, without limitation, any representation and warranty. In the event Player is in default hereunder, then the 2012 Guarantee shall immediately be deemed null and void from the beginning and in its entirety regardless of whether or not the 2012 Guarantee had otherwise been earned according to its terms at the time of Player’s default, and Club shall be relieved of the obligation to guarantee such forfeited proportionate amount.

In the event of any such default, Player will be entitled to earn the specified Paragraph 5 Salary on a non-guaranteed basis, subject to any applicable fines and/or forfeitures. This 2012 Guarantee is for the 2012 League Year only and in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.

If Player becomes entitled to the 2012 Guarantee by reason of termination of this Contract, Club shall pay the unpaid amounts of the 2012 Guarantee no later than the earlier of: (i) the date(s) set forth in the Contract; or (ii) a date determined by Club that is no later than the last day of the “applicable 2½ month period” (as defined in Treas. Reg. § 1.409A-1(b)(4)(i)(A)). Any payment made before the payment date that would apply if not for termination of this Contract shall be discounted to the then-present value determined in accordance with the one-year Treasury Note rate published in The Wall Street Journal of February 1 of the calendar year in which the Contract is terminated (or, if The Wall Street Journal is not published on such February 1, then the last day before such February 1 on which The Wall Street Journal is published).

In the event this Contract is terminated and Player subsequently plays for any football organization (including Club), Club’s obligation under this 2012 Guarantee shall be reduced by the amount of any and all compensation (including, without limitation, salary, signing, reporting, workout, roster, option, and/or incentive bonuses) received, earned or that reasonably could have been earned by Player from such other football organization or Club, as applicable, during or with respect to the remainder of the term covered by this 2012 Guarantee, and Player shall reimburse Club for any such amounts.

34.                               2013 One Year Conditional Partial Paragraph 5 Skill, Injury, and Salary Cap Guarantee (“2013 Guarantee”).

Despite any contrary language in this Contract, Club agrees that for the 2013 League Year only, Club will pay Player Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00) of the Five Million Two Hundred Fifty Thousand and No/100 Dollars ($5,250,000.00) salary provided in Paragraph 5, despite the fact that Player’s Contract is terminated via the NFL waiver system (i) because, in Club’s sole judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster; and/or (ii) if due to a NFL football related injury or death suffered while performing services pursuant to the Contract, Player is unable, in the sole discretion of Club’s physician, to pass Club’s preseason physical examination for the 2013 League Year as a result of such injury and/or (iii) due to Club’s determination to create room for “Salary Cap” purposes (in any year in which a salary cap is in effect). The 2013 Guarantee by Club will not apply in any year after 2013, regardless of whether Player

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

2012-2016 ATTACHMENT (continued)

is, as of this date, under contract or option to Club for a subsequent year, and regardless of whether Player passes Club’s physical examination for a year subsequent to 2013.

Player shall be in default of his obligations under this Paragraph if in the 2013 League Year (a) Player, without the prior written consent of Club’s Head Coach or General Manager, fails or refuses to report to Club or fails to practice with or play for Club or leaves Club for any reason whatsoever (other than Player’s injury (or death resulting therefrom) suffered while performing services under the Contract), including, but not limited to, (i) Player’s retirement; (ii) Player’s incarceration; (iii) Player’s injury or disability resulting from his breach of Paragraph 3 of the Contract or as a result of his participating in hazardous activities which involve a significant risk of personal injury and are non-football in nature, including, without limitation, water or snow skiing, surfing, hang gliding, bungee jumping, scuba diving, sky diving, rock or mountain climbing, race car driving as driver or passenger, riding a motorcycle, motor bike, all-terrain or similar vehicle as driver or passenger, travel on or flight in any test or experimental aircraft, or serving as a pilot or crew member on any flight; and (iv) Player’s suspension by the NFL or Club for Conduct Detrimental or for violating any of the NFL’s disciplinary policies or programs, specifically including the NFL Personal Conduct Policy but specifically excluding the NFL Policy and Program for Substances of Abuse and the NFL Policy on Anabolic Steroids and Related Substances, or (b) Player materially breaches any provision of this Contract, including, without limitation, any representation and warranty. In the event Player is in default hereunder, then the 2013 Guarantee shall immediately be deemed null and void from the beginning and in its entirety regardless of whether or not the 2013 Guarantee had otherwise been earned according to its terms at the time of Player’s default, and Club shall be relieved of the obligation to guarantee such forfeited proportionate amount.

In the event of any such default, Player will be entitled to earn the specified Paragraph 5 Salary on a non-guaranteed basis, subject to any applicable fines and/or forfeitures. This 2013 Guarantee is for the 2013 League Year only and in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.

If Player becomes entitled to the 2013 Guarantee by reason of termination of this Contract, Club shall pay the unpaid amounts of the 2013 Guarantee no later than the earlier of: (i) the date(s) set forth in the Contract; or (ii) a date determined by Club that is no later than the last day of the “applicable 2½ month period” (as defined in Treas. Reg. § 1.409A-1(b)(4)(i)(A)). Any payment made before the payment date that would apply if not for termination of this Contract shall be discounted to the then-present value determined in accordance with the one-year Treasury Note rate published in The Wall Street Journal of February 1 of the calendar year in which the Contract is terminated (or, if The Wall Street Journal is not published on such February 1, then the last day before such February 1 on which The Wall Street Journal is published).

In the event this Contract is terminated and Player subsequently plays for any football organization (including Club), Club’s obligation under this 2013 Guarantee shall be reduced by the amount of any and all compensation (including, without limitation, salary, signing, reporting, workout, roster, option, and/or incentive bonuses) received, earned or that reasonably could have been earned by Player from such other football organization or Club, as applicable, during or with respect to the remainder of the term covered by this 2013 Guarantee, and Player shall reimburse Club for any such amounts.

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

2012-2016 ATTACHMENT (continued)

35.                               2012-2016 Forty-Six (46) Man Active Roster Bonuses.

Player will receive a bonus in the amount of Thirty-One Thousand Two Hundred Fifty and No/100 Dollars ($31,250.00) (each a “Game Roster Bonus” and collectively the “2012-2016 Roster Bonuses”) for each of the sixteen (16) games during each of the 2012-2016 Regular Seasons that he is a member of the Club’s 46-Man Active Roster, commencing with Game 1 of each such Regular Season. Each Game Roster Bonus, if earned, will be paid concurrent with Player’s Paragraph 5 salary during the Regular Season. The maximum amount Player can earn under this Paragraph 35 is Five Hundred Thousand and No/100 Dollars ($500,000.00) for each of the 2012-2016 League Years. THE MAXIMUM AMOUNT PLAYER CAN EARN UNDER THIS PARAGRAPH 35 FOR THE ENTIRE TERM OF THIS CONTRACT (2012-2016 LEAGUE YEARS) IS TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00).

Notwithstanding anything to the contrary herein, if, during any League Year, Club participates in more than sixteen (16) Regular Season games, then Player will receive an amount for each game he is a member of Club’s 46-Man Active Roster equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) divided by the number of Regular Season games in the applicable League Year(s). For example, if Club participates in eighteen (18) Regular Season games in the 2016 League Year, then Player will receive Twenty-Seven Thousand Seven Hundred Seventy Seven and 77/100 Dollars ($27,777.77) for each Regular Season game he is a member of the Club’s 46-man Active Roster.

It is expressly understood that no part of any Game Roster Bonus is part of any salary specified in the Contract, that the Game Roster Bonus shall not be deemed part of any salary specified in the Contract if Club exercises any option for Player’s services in a League Year subsequent to the final League Year, and that such obligations of Club are not terminable via the NFL Waiver System, provided that Player has not defaulted under or breached the terms of the Contract, including this Attachment, prior to such Contract termination.

Player shall be subject to forfeiture of Salary to the maximum extent permitted under Article 4, Section 9 of the CBA, dated August 4, 2011. For the purposes of this Paragraph, Salary refers to the 2012-2016 Roster Bonuses payable to Player as described above.

Player hereby expressly authorizes Club, in its sole discretion with prior notice to Player, to deduct and offset, at any time and from time to time, all or part of any sums owed by Player to Club hereunder from any current or deferred wages, salaries, bonuses and/or additional compensation owed to Player by Club. Such deductions will be made in accordance with Article 4, Section 9(h) of the CBA, dated August 4, 2011. If the full outstanding amount owed to Club cannot be satisfied by such deductions as set forth above, then Club shall retain all available rights and remedies to compel immediate payment.

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

2012-2016 ATTACHMENT (continued)

36.                               2013-2016 Paragraph 5 Salary De-Escalator.

For each of the 2013 through 2016 League Years, if Player fails to fully satisfy any of the following conditions:

(a)                                 Player satisfactorily participates in and completes Club’s “Off-Season Program”. For the purposes of this Contract, Player shall be deemed to have satisfactorily participated in and completed Club’s “Off-Season Program” under the following circumstances:

(i)                                     Player has satisfactorily completed participation in at least eight (8) of the nine (9) total weeks of Club’s scheduled “Off-Season Program”, including any Club mandatory mini-camp(s); and

(ii)                                  Calculation of Player’s number of weeks of completion will be based upon the completion of four (4) total days in each week of Club’s nine (9) week “Off-Season Program” as prescribed by the Club’s Head Strength and Conditioning Coach or his designated staff member. Any workouts in excess of four (4) days per week and workouts performed before or after the Club’s nine (9) week “Off-Season Program” will not count towards the calculation of credited participation and completion; and

(iii)                               Player’s workout schedule and successful completion of such workouts will be determined solely by Club’s Head Strength and Conditioning Coach and any schedule changes must be approved by the Club’s Head Strength and Conditioning Coach or the Head Athletic Trainer as soon as practicable; or

(b)                                 Player timely reports to and fully participates in Club’s entire off-season mandatory Veteran mini-camp(s); or

(c)                                  Player timely reports to and fully participates in the Club’s entire pre-season training camp(s); or

(d)                                 From the execution of this Contract until the Tuesday immediately preceding Club’s first (1st) Regular Season game of each League Year (2013-2016), Player otherwise honors all of his contractual obligations to Club,

THEN, Player’s Paragraph 5 Salary for that League Year shall be reduced by One Hundred Thousand and No/100 Dollars ($100,000.00). Nothing contained in this Paragraph 36 will constitute a guarantee of any portion of Player’s Paragraph 5 Salary included in the Contract.

If Player is unable to participate fully and satisfactorily in the “Off-Season Program” due to injury, Player must rehabilitate such injury as required by and under the supervision of Club’s Head Athletic Trainer until such time as full participation in the “Off-Season Program” can be achieved. Supervised rehabilitation by Player with Club’s Head Athletic Trainer will count towards Player’s eight (8) week completion requirement. Player’s satisfactory participation in the “Off-Season Program” shall be determined solely upon records maintained by Club, which shall be final and binding on the parties.

37.                               409A Requirements.

Except to the extent that an intent to be subject to Section 409A is expressly set forth in the Contract, this Contract shall be interpreted and administered consistent with the intent that all compensation payable hereunder shall be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of the “short-term deferral” rule set forth in Treas. Reg. § 1.409A-1(b)(4). No payment shall be made after the “applicable 2-1/2 month period” (as defined in Treas. Reg. §1.409A-1(b)(4)(i)(A)).

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

2012-2016 ATTACHMENT (continued)

TO THE EXTENT ANY TERM SET FORTH ABOVE IS DEEMED UNENFORCEABLE BECAUSE SUCH TERM CONFLICTS WITH THE COLLECTIVE BARGAINING AGREEMENT, DATED AUGUST 4, 2011 OR FOR ANY OTHER REASON, THE REMAINDER OF THE TERMS SHALL REMAIN IN FULL FORCE AND EFFECT AND SUCH UNENFORCEABLE TERM SHALL BE REDUCED TO THE EXTENT NECESSARY SO THAT THE TERM,  AS SO REDUCED, IS ENFORCEABLE (INCLUDING, BUT NOT LIMITED TO, ANY PROVISION RELATING TO THE REPAYMENT BY PLAYER TO CLUB OF ANY UNEARNED PORTION OF ANY PAYMENT PROVIDED FOR HEREUNDER, WHICH SHALL BE REDUCED TO THE MAXIMUM AMOUNT PERMITTED BY THE TERMS OF THIS CONTRACT AND THE CBA, DATED AUGUST 4, 2011. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS CONTRACT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION HEREOF, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT, AND THIS CONTRACT SHALL BE CONSTRUED AS IF SUCH UNENFORCEABLE PROVISION HAD NEVER BEEN CONTAINED HEREIN. FURTHERMORE, IN LIEU OF SUCH UNENFORCEABLE PROVISION, THERE SHALL BE ADDED AUTOMATICALLY AS A PART OF THIS CONTRACT A PROVISION AS SIMILAR IN ITS TERMS TO SUCH UNENFORCEABLE PROVISION AS MAY BE PERMITTED BY THE TERMS OF THE CBA, DATED AUGUST 4, 2011.

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

2012-2016 ATTACHMENT (continued)

EXHIBIT A

Designated Categories

Category:	Defined as:
Airline	Anything that flies
Automotive	Anything on four wheels
Beer	Beer; Wine; Spirits; Mixers
Energy	Electricity and Natural Gas
Financial/Banks	Banks; Investments
Furniture/Electronics	Retail Furniture and Electronic
Gasoline	Oil and Gasoline (refined and unrefined/retail and wholesale); Automotive Aftermarket
Grocery	Supermarts; Warehouse clubs; Convenience marts
Healthcare	Hospitals; Health care providers; Rehab
Home Improvement	Hardware; Do-it-yourself Super Stores
Insurance	All insurance companies
Quick Service Restaurants	Fast food; Dine-in; Pizza; Take-out
Soda/Water/Tea	Carbonated and Non-carbonated Non-alcohol Beverages
*Telecom/Wireless/Technology	All telecom-related business, both voice and data; Wireless communications; Telecommunications-related technology, including Internet Service Providers

*“Dot.com” companies will be classified by their core business (e.g., Groceryworks.corn is in Grocery Category; America Online is in the Telecom/Wireless/Technology category).

Other Sponsorship and Endorsements

1) Mobli Media Inc — Technology Category;

2) Boombah - Apparel and Shoe Category;

3) Game Breaker Sports — Memorabilia and Signing Category;

4) Pro Tips 4 U — Technology Category;

5) Muscle Prodigy - Health and fitness mobile device application category;

6) Joe Myers Ford —LOCAL automotive dealership only. Expires 2013;

7) Wristband.net - Wristbands only;

8) Fuse Science Contract — Soda, Water Tea Category: Nutritional Supplements, Nutraceuticals, nutritional, medical, dietary supplement, including without limitation in the sports and fitness field; This is important since it covers a wide range including sports and energy drinks;

9) ProCamps Contract —Football Camps;

10) Verizon Contract - Texans Sponsor Expires June 30, 2012

PLAYER INITIAL	AF	CLUB INITIAL	CO

DATE	3/6/12	DATE	3/6/12

Signing Bonus Addendum
to NFL Player Contract

This Signing Bonus Addendum (the “Agreement”), dated as of March 6, 2012, is between ARIAN FOSTER (“Player”) and Houston NFL Holdings, L.P. (“Club”), and is attached and made a part for all purposes of the NFL Player Contract of even date herewith between Player and Club (the “Contract”) for the League Years 2012-2016 (the “Contract Year(s)”).

1.                                      As additional consideration for the execution of the Contract for the Contract Years, for Player’s receiving medical clearance to practice and play after taking Club’s physical examination, Club agrees to pay Player the sum of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) as a signing bonus (the “Signing Bonus”), payable as follows:

Amount:	Due and Payable:
$3,125,000	Within fifteen (15) days after March 15, 2012;
$1,562,500	Within five (5) days after September 15, 2012;
$1,562,500	Within five (5) days after December 15, 2012;
$6,250,000	Within five (5) days after March 25, 2013

2.                                      Player’s entitlement to the Signing Bonus is expressly conditional on Player’s receiving medical clearance to practice and play after taking the physical examination. Player’s entitlement to the Signing Bonus and Player’s obligation to forfeit and return (or relinquish and forego) the Signing Bonus shall be governed exclusively by the terms of Article 4, Section 9 of the Collective Bargaining Agreement, dated August 4, 2011. Payment of the Signing Bonus prior to Player’s passing Club’s physical examination shall not be a waiver of the condition that he receive medical clearance to practice and play.

3.                                      It is expressly understood that no part of the Signing Bonus is part of any salary specified in the Contract, that the Signing Bonus shall not be deemed part of any salary specified in the Contract if Club exercises any option for Player’s services in a Contract Year subsequent to the final Contract Year, and that such obligations of Club are not terminable if the Contract is terminated for skill or injury via the NFL Waiver System, provided that Player has not breached the terms of the Contract or this Agreement prior to such Contract termination.

4.                                      Forfeiture of Signing Bonus. Player shall be subject to forfeiture of Salary to the maximum extent permitted under Article 4, Section 9 of the CBA, dated August 4, 2011. For the purposes of this Agreement, Salary refers to the Signing Bonus payable to player as described above.

5.                                      It is understood and agreed that Player’s waiver of rights to certain unpaid and/or unearned amounts and Player’s obligation to repay or refund certain portions of the Signing Bonus in the event Player breaches hereunder are express conditions of the Contract and this Agreement, and, but for these conditions, Club would not have executed the Contract and this Agreement. Player hereby expressly authorizes Club, in its sole discretion, to deduct and off set, at any time and from time to time, all or part of any sums owed by Player to Club from any current, future or deferred wages, salaries, bonuses, severance pay, grievance awards and/or additional compensation owed to Player by Club. Such deductions will be made in accordance with Article 4, Section 9 of the CBA, dated August 4, 2011. In the event the full outstanding amount owed to Club cannot be satisfied by authorized deductions from amounts owed to, or coming due to, Player as set forth above, then Club shall retain all available rights and remedies to compel immediate payment.

6.                                      No term or condition of this Agreement, and no breach thereof, shall be waived, altered or modified except by written instrument signed by Player and Club.

7.                                      Club, in its sole discretion, shall be entitled to purchase a policy of insurance naming Club as beneficiary and insuring Ten Million and No/100 Dollars ($10,000,000.00) of this Signing Bonus, dated as of March 6, 2012, covering the 2012-2014 Contract Years and a portion of the 2015 Contract Year in the event Player is unable to perform the services required by the Contract due to an NFL football-related or non-football related injury or death resulting therefrom, as set forth under the terms and conditions of such policy.

To the extent any term set forth above is deemed unenforceable because such term or provision conflicts with the Collective Bargaining Agreement, dated August 4, 2011 or for any other reason, the remainder of the terms shall remain in full force and effect and such unenforceable term shall be reduced to the extent necessary so that the term, as so reduced, are enforceable (including, but not limited to, any provision relating to the repayment by Player to Club of any unearned portion of the Signing Bonus, which shall be reduced to the maximum amount permitted by the terms of this Agreement and the CBA, dated August 4, 2011. The invalidity or unenforceability of any term of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

In witness whereof, Club and Player have executed this Agreement as of the day and year first referenced above.

CLUB — HOUSTON NFL HOLDINGS, L.P.		PLAYER — ARIAN FOSTER
By	RCM Sports & Leisure, L.P., its general partner
By:	Houston NFL Holdings GP, L.L.C., its general partner

/s/ Christian Olsen
Christian Olsen		/s/ Arian Foster
Vice President of Football Administration

Date:	3/6/12	Date:	3/6/12

PLAYER INFORMATION	CLUB:	HOUSTON TEXAS	DATE:	3/6/12
(PLEASE PRINT)

The following information must be supplied by NFL rookie players and those veterans who have broken service. This sheet must accompany the player contract sent to the League office by the club, at the time of signing.

NAME:	FOSTER	ARIAN	ISA
	(Last)	(First)	(Middle)

HOME ADDRESS:		Houston, TX	77056
	(Number & Street)	(City & State)	(Zip Code)

PHONE:	CELL PHONE:	—

PAGER:	—	E-MAIL:

SOC. SECURITY #:	HEIGHT:	6’1”	WEIGHT:	230

DATE OF BIRTH:	8/24/86	BIRTH CITY/STATE:	Albuquerque, NM

AGENT’S NAME:	Mike McCartney	AGENT’S PHONE:	(312) 342-8276

WIFE’S NAME:	Romina Foster	NO. OF CHILDREN:	1

Circle One:	MARRIED	HIGH SCHOOL GRADUATION (Month/Year):

HIGH SCHOOL:	Mission Bay H.S.	San Diego, CA
	(Name)	(City & State)

DATE FIRST ENROLLED AT ANY COLLEGE OR JR. COLLEGE	Aug ‘04	PLAYING POSITION:	RB
(Month/Year)

COLLEGES AND/OR JR. COLLEGES ATTENDED (If transferred, list all schools in order)

College	Start (Month/Year)	End (Month/Year)

N/A

COLLEGE GRADUATE?	NO	IF EXPECTED TO GRADUATE LIST DATE:
	(Yes/No)		(Month/Year)

YEARS PLAYED COLLEGE FOOTBALL:	’05 RSF – ’08 SR
(Indicated red shirt year)	(Example: 96FA-AS, 87 50, 88 87, 89 SA)

PRO EXPERIENCE — List in order all major, minor, and semi-pro teams you have played with:

TEAM	LEAGUE	DATES
HOUSTON TEXANS	NFL	FALL ’09 — WINTER ‘11

LIST ANY RELATIVES WHO PLAY OR COACH IN THE NFL OR HAVE IN THE PAST:	N/A

I attest that I am not contractually obligated to any other football organization, team or league, I hereby authorize the above named colleges to release to the NFL information pertaining to my matriculation date and dates of attendance.

PLAYER’S SIGNATURE:	/s/ Arian Foster